Exhibit 99.1

W. P. Carey Inc. Announces Approval of Merger by CPA®:18 Stockholders

New York, NY – July 27, 2022 – W. P. Carey Inc. (NYSE: WPC), a net lease REIT, announced today that its proposed merger with Corporate Property Associates 18 – Global Incorporated (“CPA:18”), was approved by the stockholders of CPA:18. Approval of the transaction was not required by W. P. Carey stockholders. The transaction is expected to close on August 1, 2022.

W. P. Carey Inc.

W. P. Carey ranks among the largest net lease REITs with an enterprise value of approximately $22 billion and a diversified portfolio of operationally critical commercial real estate that includes 1,336 net lease properties covering approximately 157 million square feet as of March 31, 2022. For nearly five decades, the company has invested in high-quality single-tenant industrial, warehouse, office, retail and self-storage properties subject to long-term net leases with built-in rent escalators. Its portfolio is located primarily in the U.S. and Northern and Western Europe and is well-diversified by tenant, property type, geographic location and tenant industry.

www.wpcarey.com

Certain of the matters discussed in this press release constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding the anticipated timing of the closing of the merger. These statements are based on the current expectations of our management and are subject to change. There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of W. P. Carey. Discussions of some of these other important factors and assumptions are contained in W. P. Carey’s filings with the Securities and Exchange Commission (the “SEC”) and are available at the SEC’s website at http://www.sec.gov, including Part I, Item 1A. Risk Factors in W. P. Carey’s Annual Report on Form 10-K for the year ended December 31, 2021 and in Part II, Item 1A. Risk Factors in W. P. Carey’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, W. P. Carey does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

Institutional Investors:

Peter Sands

1 (212) 492-1110

institutionalir@wpcarey.com

Individual Investors:

W. P. Carey Inc.

1 (212) 492-8920

ir@wpcarey.com

Press Contact:

Anna McGrath

1 (212) 492-1166

amcgrath@wpcarey.com